2013 PSU Agreement – U.S. (EPS)

Praxair, Inc. and Subsidiaries
EXHIBIT 10.24b

PERFORMANCE SHARE UNIT AWARD
UNDER THE
2009 PRAXAIR, INC.
LONG TERM INCENTIVE PLAN

Effective as of INSERT DATE (the “Grant Date”), [___] (the “Participant”) is hereby granted the following Performance Share Unit Award under the 2009 Praxair, Inc. Long Term Incentive Plan (the “Plan”), subject to the terms and conditions of the Plan, which are incorporated herein by reference, and those set forth below. The Plan shall control in the event of any conflict between the terms and conditions of the Plan and those set forth in this Award.

This Award has been conveyed and will be managed online, and the Participant’s online acceptance and acknowledgement of this Award constitutes his or her acceptance of all of the terms and conditions of the Plan and this Award. A copy of the Plan has been made available to the Participant, and the Participant hereby acknowledges that he or she has read and understands the Plan and this Award.

Capitalized terms used herein and not defined shall have the meanings set forth in the Plan, as the same may be amended from time to time. For purposes of this Award, Praxair, Inc. (the “Company”) and its Subsidiaries are collectively referred to herein as “Praxair.”

1.
Award of Performance Share Units, Performance Measure and Performance Period. The Participant is hereby granted an Award of [___] notional “Performance Share Units” (the “Award”). A Performance Share Unit is a bookkeeping entry which is intended to be equal in value to a single Share. For purposes of this Award, [___] Performance Share Units are considered the Participant’s “Target Amount.” Except as otherwise provided herein, the payment due in settlement of the Participant’s vested Award shall be made in the form of Shares, with the number of Shares payable determined by reference to the Company’s cumulative earnings per share (“EPS”) growth for the [__]-year period commencing on [___] and ending on [___] (the “Performance Period”) as set forth below. For purposes of this Award, EPS shall mean the Company’s adjusted diluted EPS as reported in its quarterly and annual Consolidated Financial Statements and the related Notes.

2.	Vesting of Award; Treatment upon Termination of Service; Change in Control.

a.
Vesting Generally. Except as otherwise provided in this Section 2, this Award shall vest on the [___] anniversary of the Grant Date, provided that: (i) the Participant has remained continuously employed by Praxair at all times from the Grant Date through the third anniversary of the Grant Date; and (ii) the Company’s cumulative EPS growth for the Performance Period meets the minimum threshold Performance Goal for payout set forth in Section 3.a. Payment with respect to such vested Award shall be determined and made in accordance with Section 3.a.

b.	Death or Disability. Notwithstanding any provision of this Section 2 to the contrary, if after the Grant Date, but prior to the third anniversary of the Grant Date:

(i)	the Participant’s employment with Praxair terminates by reason of the Participant’s death; or

(ii)	the Participant becomes Totally and Permanently Disabled while employed by Praxair;
this Award shall become immediately vested and payment with respect to such vested Award shall be determined and made in accordance with Section 3.b. For purposes of this Award, a Participant shall be “Totally and Permanently Disabled” if the Participant is determined by Praxair to be unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

c.
Termination by Action of Praxair Other than for Cause, or Termination After Attaining Certain Age and Service Requirements. Notwithstanding any provision of this Section 2 to the contrary, in the event the Participant’s employment with Praxair terminates on or after the first anniversary of the Grant Date, but prior to the third anniversary of the Grant Date, by reason of the Participant’s:

(i)	termination of employment by action of Praxair other than for cause and not due to the Participant’s Total and Permanent Disability; or

(ii)
termination of employment with Praxair, other than for cause and not due to the Participant’s Death or Total and Permanent Disability, after: (a) attaining age 65; (b) attaining age 62 and completing at least ten (10) years of employment with Praxair; or (c) having accumulated 85 points, where each year of the Participant’s age and each year of employment with Praxair count for one point, this Award shall vest on the third anniversary of the Grant Date, provided that the Company’s cumulative EPS growth for the Performance Period meets the minimum threshold Performance Goal for payout set forth in Section 3.a. Payment with respect to such vested Award shall be determined and made in accordance with Section 3.a. For purposes of this Award, the Participant’s termination by action of Praxair for cause, shall include, but not be limited to, the Participant’s termination by action of Praxair for violation of Praxair’s Standards of Business Integrity or poor performance.

d.
Change in Control. Notwithstanding any provision of this Section 2 to the contrary, except to the extent that a Replacement Award meeting the conditions set forth below is provided to the Participant to replace this Award, this Award shall become immediately vested upon the occurrence of a Change in Control prior to the third anniversary of the Grant Date, and payment with respect to such vested Award shall be determined and made in accordance with Section 3.c.

(iii)
Except as otherwise provided herein, a “Replacement Award” means an award: (a) of time-vested restricted stock or restricted stock units having a value at the time the Replacement Award is granted at least equal to that of the Target Amount and vesting no later than the time that this Award would have vested pursuant to this Section 2 disregarding the cumulative EPS growth attained over the Performance Period; (b) relating to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control; (c) which shall also become fully vested, free of restrictions and/or payable upon the Participant’s termination of employment occurring in connection with or during the period of two (2) years immediately after such Change in Control, other than for cause; and (d) with such other terms and conditions that are not less favorable to the Participant than the terms and conditions of this Award (including the provisions that would apply in the event of a subsequent Change in Control).

(iv)
If, immediately following the occurrence of a Change in Control, Shares of Praxair, Inc. common stock continue to be publicly traded, a Replacement Award may, in the sole discretion of the Committee, take the form of a continuation of this Award, subject to such adjustments as the Committee shall determine to be necessary to ensure that such Replacement Award remains no less favorable to the Participant than this Award.

(v)
The determination of whether the conditions of this Section 2.d. are satisfied shall be made by the Committee in its sole discretion. All references to the Committee in this Section 2.d. shall mean the Committee as constituted immediately before the Change in Control.

e.
Materially Adverse and Unforeseen Market Conditions. Notwithstanding any provision of this Section 2 to the contrary, in the event that upon the completion of the Performance Period, it is determined by the Committee that the Company’s cumulative EPS growth for the Performance Period:

(vi)
does not meet the minimum threshold Performance Goal for payout set forth in Section 3.a. as a result of materially adverse and unforeseen market conditions beyond the control of the Company and its employees, officers and directors occurring during the Performance Period; and

(vii)
exceeds the average cumulative growth in operating earnings of the companies listed in the materials sector (Global Industry Classification Standard 15) of the S&P 500 index for the same Performance Period;

then, to the extent not previously vested pursuant to Sections 2.b. or 2.d., or forfeited in connection with the Participant’s termination of employment with Praxair pursuant to Section 2.f.(i), this Award shall vest on the third anniversary of the Grant Date unless otherwise determined by the Committee in its sole discretion, and payment with respect to such vested Award will be made in accordance with Section 3.d.

f.	Forfeiture of Award.

(viii)
In the event the Participant’s employment with Praxair terminates for any reason other than those specifically set forth in Sections 2.b. or 2.c. prior to the third anniversary of the Grant Date and before the occurrence of a Change in Control, this Award shall be immediately forfeited.

(ix)
Absent the occurrence of a Change in Control occurring prior to the third anniversary of the Grant Date, and to the extent not previously forfeited pursuant to Section 2.f.(i), this Award shall be immediately forfeited as of the end of the Performance Period if either: (1) the Company’s cumulative EPS growth for the Performance Period does not meet the minimum threshold Performance Goal for payout set forth in Section 3.a. and the Committee determines that Section 2.e. does not apply; or (2) the Committee determines that Section 2.e. does apply but exercises its discretion pursuant to such Section not to vest the Award.

(x)	In the event this Award is forfeited for any reason, no payment shall be made in settlement of the Award.

3.	Payment of Vested Award.

a.
Performance Goal and Determination of Amount of Payment. Except as otherwise provided in this Section 3, the number of Shares payable in settlement of the Participant’s vested Award shall be determined by reference to the Company’s cumulative EPS growth for the Performance Period in accordance with the table below, and may range from 0% to 200% of the Participant’s Target Amount. Each Performance Share Unit is equivalent to one Share. Payouts will be interpolated if the cumulative EPS growth attained for the Performance Period falls between the Threshold and Maximum percentages specified in the table, and will be rounded down to the nearest whole number of Shares. The payment of Shares pursuant to this Section 3.a. will be made as soon as practicable after the date the Award becomes vested, but in no event later than December 31, 2016.

Cumulative EPS Growth For Performance Period	EPS Target)	Payout as Percentage of Target Amount
Less than [__]%	[$___] or less	0%
[__]% (Threshold)	[$___]	50%
[__]% (Target)	[$___]	100%
[__]% or More (Maximum)	[$___] or more	200%

b.
Determination of Amount of Payment Following Death or Total and Permanent Disability. In the event the Participant becomes vested in this Award by reason of his or her death or Total and Permanent Disability in accordance with Section 2.b., this Award shall be settled by payment of a number of Shares equal to the Participant’s Target Amount as soon as practicable following the date the Award becomes vested, but in no event later than March 15th of the year following the year in which the Award becomes vested.

c.
Determination of Amount of Payment Following a Change in Control Where no Replacement Award is Made. In the event the Participant becomes vested in this Award as the result of the failure to provide a Replacement Award in connection with the occurrence of a Change in Control in accordance with Section 2.d., this Award shall be settled as follows:

(i)
If such Change in Control occurred prior to the first anniversary of the Grant Date, this Award will be settled by payment of a pro rata portion of the Participant’s Target Amount determined by multiplying such Target Amount by a fraction having a numerator equal to the number of days elapsed from the Grant Date through the date of the Change in Control, and a denominator equal to 365.

(ii)
If such Change in Control occurred on or after the first anniversary of the Grant Date but prior to the third anniversary of the Grant Date, this Award will be settled by payment of the Participant’s Target Amount.

(iii)
In either case, payment will be made as soon as practicable after the occurrence of such Change in Control, but in no event later than March 15th of the year following the year in which the Change in Control occurred. Notwithstanding any provision of this Award to the contrary, any amounts paid in settlement of this Award pursuant to this Section 3.c. shall be paid in Shares or such other form having a value equivalent to the Participant’s Target Amount or the pro rata portion thereof payable, as may be authorized by the Committee in its sole discretion.

d.
Determination of Amount of Payment Following Materially Adverse and Unforeseen Market Conditions. In the event this Award becomes vested as the result of materially adverse and unforeseen market conditions pursuant to Section 2.e., this Award shall be settled by payment of a number of Shares equal to 50% of the Participant’s Target Amount as soon as practicable after the date the Award becomes vested, but in no event later than [____].

4.	Other Terms and Conditions. It is understood and agreed that the Award evidenced hereby is subject to the following terms and conditions:

a.
Rights of Participant. Except as provided in Section 4.d., the Participant shall have no right to transfer, pledge, hypothecate or otherwise encumber the Award. Prior to the payment of Shares in satisfaction of this Award, the Participant shall have none of the rights of a stockholder of the Company with respect to the Award, including, but not limited to, voting rights and the right to receive or accrue dividends or dividend equivalents. Notwithstanding any provision of the Plan or this Award to the contrary, Shares delivered in satisfaction of this Award shall be subject to applicable Praxair policies as from time to time in effect, including but not limited to, Praxair’s insider trading and Executive Stock Ownership Policies.

b.
No Right to Continued Employment. This Award shall not confer upon the Participant any right with respect to continuance of employment by Praxair nor shall this Award interfere with the right of Praxair to terminate the Participant’s employment.

c.
No Right to Future Awards. The selection of recipients of Awards under the Plan is determined annually on the basis of several factors, including job responsibilities and anticipated future job performance. The Participant’s selection to receive this Award shall in no way entitle him/her to receive, or otherwise obligate Praxair to provide the Participant, any future Performance Share Unit Award or other award under the Plan or otherwise.

d.	Transferability. This Award is not transferable other than:

(i)
in the event of the Participant’s death, in which case this Award shall be transferred pursuant to the beneficiary designation then on file with the Company, or, in the absence of such a beneficiary designation, to the Participant’s executor, administrator, or legal representative, or

(ii)	pursuant to a domestic relations order.
Any transfer of this Award, in whole or in part, is subject to acceptance by the Company in its sole discretion and shall be affected according to such procedures as the Company’s Vice President, Human Resources may establish. The provisions of this Award, relating to the Participant, shall apply to this Award notwithstanding any transfer to a third party.

e.
Cancellation of Award. Notwithstanding any other provision of this Award, the Committee may, in its sole discretion, cancel, rescind, suspend, withhold, or otherwise limit or restrict this Award, and/or recover any gains realized by the Participant in connection with this Award, in the event any actions by the Participant are determined by the Committee to (i) constitute a conflict of interest with Praxair, (ii) be prejudicial to Praxair’s interests, or (iii) violate any non-compete agreement or obligation of the Participant to Praxair, any confidentiality agreement or obligation of the Participant to Praxair, Praxair’s applicable policies, or the Participant’s terms and conditions of employment.

5.
Tax Withholding. Upon the date of payment of the Award, Praxair will deduct from the number of Shares (or other form of payment, if applicable) otherwise due the Participant, Shares (or other form of payment, if applicable) having a Market Price (or fair market value in the event of payment other than in Shares) sufficient to discharge all applicable federal, state, city, local or foreign taxes of any kind required to be withheld with respect to such payment. In the alternative, Praxair shall have the right to require the Participant to pay cash to satisfy any applicable withholding taxes as a condition to the payment of the Award.

6.
Performance-Based Compensation. It is intended that all payments under this Award constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the Plan. This Award is to be construed and administered in a manner consistent with such intent.

7.
References. References herein to rights and obligations of the Participant shall apply, where appropriate, to the Participant’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Award.

8.	Governing Law. This Award shall be governed by and construed in accordance with the laws of Connecticut, without giving effect to principles of conflict of laws.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its proper officer hereunto duly authorized, as of the day and year first hereinabove written.

Praxair, Inc.

By:

____________________________